CONSENT OF INDEPENDENT AUDITORS
The American Funds Tax-Exempt Series II - The Tax Exempt Fund of California


We consent to (a) the use in this Post-Effective Amendment No. 14 to Registration Statement No. 33-6180 on Form N-1A of our report dated September 27, 1996 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP

December 23, 1996
Los Angeles, California